Filed pursuant to Rule 424(b)(3)
File No. 333-144534
PROSPECTUS
8,514,586 SHARES OF COMMON STOCK
OF
VERSO TECHNOLOGIES, INC.
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
678-589-3500
     This prospectus relates to the resale of up to 8,514,586 shares of common stock, par value $0.01 per share, of Verso Technologies, Inc. (the “Company, “we” or “us”) by the selling shareholders identified in the section of this prospectus titled “Selling Shareholders.” Of the 8,514,586 shares of common stock registered hereby, 7,631,465 shares are currently outstanding and 883,121 shares are issuable upon exercise of warrants issued by us and held by the selling shareholders. We will not receive any proceeds from the sale of the shares of common stock offered hereby by the selling shareholders. We will receive, however, the exercise price of any warrants exercised by the selling shareholders. We have agreed to bear all expenses of registration of the common stock offered hereby under Federal and state securities laws.
     The common stock is listed on The Nasdaq Capital Market under the symbol “VRSO.” The last reported sale price of the common stock as reported on The Nasdaq Capital Market on August 3, 2007 was $0.73 per share.
     The selling shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of common stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this prospectus titled “Plan of Distribution.”
We have also filed with the Securities and Exchange Commission (the “SEC”) (i) a registration statement on Form S-3, as amended (No. 333-133373), registering the resale of up to 11,506,098 shares of common stock; (ii) a registration statement on Form S-3, as amended (No. 333-126223), registering the resale of up to 189,997 shares of common stock; (iii) a registration statement on Form S-3, as amended (No. 333-127817), registering the resale of up to 846,013 shares of common stock; (iv) a registration statement on Form S-3, as amended (No. 333-137138), registering the resale of up to 5,800,000 shares of common stock; (v) a registration statement on Form S-3, as amended (No. 333-138429), registering the resale of up to 2,170,084 shares of common stock; (vi) a registration statement on Form S-3 (No. 333-142139), registering up to 7,500,000 shares of common stock; (vii) a registration statement on Form S-3, as amended (No. 333-142339), registering the resale of up to 183,000 shares of common stock; and (viii) a registration statement on Form S-3, as amended (No. 333-142340), registering the resale of up to 480,470 shares of common stock (each, a “Concurrent Registration Statement”, collectively, the “Concurrent Registration Statements”). Each of the selling shareholders identified in a Concurrent Registration Statement may sell the shares of common stock registered for such shareholder’s account therein from time to time on terms to be determined at the time of sale in accordance with the Plan of Distribution included in the prospectus which forms a part of each such Concurrent Registration Statement.

See the section of this prospectus titled “Risk Factors” beginning on page 5 for certain factors relating to an investment in the shares of common stock offered hereby.
Neither the SEC nor any other state securities commission has approved or disapproved of the common stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 6, 2007.

PROSPECTUS SUMMARY
About Verso Technologies, Inc.
     We are a global technology company providing next generation network solutions to carriers, enterprises, governments and government related entities. We offer a core-to-edge product portfolio enabling our customers to reduce communications costs, generate additional revenue and secure and optimize network bandwidth. We manufacture, deliver and support these hardware, software and service solutions primarily to large wireline, cellular, wireless and satellite carriers. Our product offerings include WiMAX, cellular backhaul, voice over broadband, voice over Internet protocol, integrated access devices and Internet usage solutions which are enabled by our hardware and software. Our solutions are utilized in mission critical satellite and wireless communications of all kinds. Our proprietary and other technologies utilize the latest industry protocols and are open and scalable providing the customer with the flexibility of rapid deployment, faster revenue generation, performance optimization and efficiency. We have installations in more than 38 countries and sell our products primarily through original equipment manufacturers and other distributor and reseller agreements with several parties.
About the Offering and this Prospectus
     This prospectus relates to the resale of up to 8,514,586 shares of common stock by the selling shareholders identified in this prospectus under the section titled “Selling Shareholders.” Of the 8,514,586 shares of common stock offered by this prospectus, 7,631,465 shares are currently outstanding and 883,121 shares are issuable upon exercise of warrants held by the selling shareholders. We will not receive any proceeds from the resale of shares by the selling shareholders. We will receive, however, the exercise price of any warrants exercised by the selling shareholder. See the section of this prospectus titled “Use of Proceeds.” We have agreed to bear all expenses of registration of the common stock offered by this prospectus.
     This prospectus is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, the selling shareholders may, from time to time, sell the shares of common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of ours, be aware that such reference is not necessarily complete and you should refer to the exhibits that are filed with or incorporated by reference in the registration statement for a copy of the agreement or other document. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described in the section of this prospectus titled “Where You Can Find More Information.”

RISK FACTORS
The common stock may be delisted from The Nasdaq Capital Market.
The common stock is currently quoted on The Nasdaq Capital Market. We must satisfy certain minimum listing maintenance requirements to maintain such quotation, including a series of financial tests relating to shareholders equity or net income or market value, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 per share for the common stock. In the past, we have experienced periods in which the minimum bid price for the common stock fell below $1.00 per share.
On June 26, 2007, The Nasdaq Stock Market, LLC notified us that for the 30 consecutive business days preceding June 26, 2007 the bid price for the common stock had closed below the minimum $1.00 per share requirement for continued inclusion of the common stock on The Nasdaq Capital Market as required by Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with Marketplace Rule 4310(c)(8)(D), we have 180 calendar days, or until December 24, 2007, to regain compliance with the Rule. We may regain compliance with the Rule if the bid price of the common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days at anytime before December 24, 2007. If compliance with the Rule cannot be demonstrated by December 24, 2007 and, except for the bid price requirement, we meet The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), then we will have an additional 180 calendar day compliance period in which to demonstrate compliance with the Rule. If we do not regain compliance with the Rule prior to December 24, 2007 and we are not eligible for the additional compliance period, then The Nasdaq Stock Market, LLC will notify us that the common stock will be delisted.
If the common stock is delisted from The Nasdaq Capital Market, then the common stock may trade on the Over-the-Counter-Bulletin Board, which is viewed by most investors as a less desirable and less liquid market place. Delisting from The Nasdaq Capital Market could make trading the common stock more difficult for our investors, leading to declines in share price. Delisting of the common stock would also make it more difficult and expensive for us to raise additional capital. Furthermore, delisting of the common stock is an event of default under our credit facility with our primary lender, our outstanding senior unsecured convertible debentures and, through certain cross default provisions, the Loan and Security Agreement we entered into with Clarent Corporation in connection with our acquisition of substantially all of the business assets, and certain related liabilities, of Clarent Corporation on February 12, 2003.
The price of the common stock has been volatile.
The stock market in general, and the market for technology companies in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From September 4, 2003 to July 11, 2007, the per share closing price of the common stock on The Nasdaq Capital Market (formerly known as The Nasdaq SmallCap Market) fluctuated from a high of $25.35 to a low of $0.66. We believe that the volatility of the price of the common stock does not solely relate to our performance and is broadly consistent with volatility experienced in our industry. Fluctuations may result from, among other reasons, responses to operating results, announcements by competitors, regulatory changes, economic changes, market valuation of technology firms and general market conditions.
In addition, in order to respond to competitive developments, we may from time to time make pricing, service or marketing decisions that could harm our business. Also, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of the common stock would likely decline.
The trading price of the common stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond our control. If the market price of the common stock decreases, then shareholders may not be able to sell their shares of common stock at a profit.

We have significant market overhang which could adversely affect the trading price of our common stock.
     As of July 6, 2007, we had (i) 58,525,647 shares of common stock outstanding, (ii) approximately 3.8 million shares of common stock issuable upon exercise of outstanding options, (iii) approximately 15.5 million shares of common stock issuable upon exercise of outstanding warrants and (iv) approximately 5.1 million shares of common stock issuable upon conversion of the principal amount of our outstanding convertible debentures. If all the outstanding options, warrants and convertible debentures were exercised or converted, as applicable, by their holders, then approximately an additional 24.5 million shares of common stock would be outstanding. This would represent an approximate 42% increase in our outstanding common stock. The convertible debentures are convertible, and a vast majority of the outstanding options and warrants are exercisable, at prices currently above the public trading prices of the common stock. However, in the event that even a portion of these outstanding options and warrants were to be exercised, or a portion of the convertible debentures were to be converted, the resulting dilution could depress the trading price of the common stock. In addition, we are registering 8,514,586 shares of common stock for resale by the selling shareholders in this prospectus and have registered an additional 28,675,662 shares of common stock for resale pursuant to the Concurrent Registration Statements described on the cover page of this prospectus. If a significant portion of these shares were sold by the selling shareholders in the public marketplace, such sales could also have a severe and adverse material affect on the trading price of the common stock.
We may be unable to fund future growth.
Our business strategy calls for growth internally as well as through acquisitions. We have invested substantial funds in our sales and marketing efforts in order to grow revenues. This strategy to increase sales and marketing resources as well as other strategies for growth internally which we may implement now or in the future will require funding for additional personnel, capital expenditures and other expenses, as well as for working capital purposes. Financing may not be available to us on favorable terms or at all. If adequate funds are not available on acceptable terms, then we may not be able to meet our business objectives for expansion. This, in turn, could harm our business, results of operations and financial condition. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, then the percentage ownership of our shareholders will be reduced and any new securities could have rights, preferences and privileges senior to those of the common stock. Furthermore, if we raise capital or acquire businesses by incurring indebtedness, then we will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that our lender may require. Moreover, if our strategy to invest in our sales and marketing efforts in order to grow revenues does not produce the desired result, then we will have incurred significant expenses which we may or may not have obtained adequate funding to cover.
We have a history of losses and may not be profitable in the future.
We have a history of net losses, including net losses of approximately $5.0 million for the quarter ended March 31, 2007, $17.8 million for the 2006 fiscal year, $20.1 million for the 2005 fiscal year, $38.8 million for the 2004 fiscal year, $18.3 million for the 2003 fiscal year, $2.7 million for the 2002 fiscal year and $147.6 million for the 2001 fiscal year. As of March 31, 2007, we had an accumulated deficit of approximately $354.8 million. Further, developing our business strategy and expanding our services will require significant additional capital and other expenditures. Accordingly, if we are not able to increase our revenue, then we may never generate sufficient revenues to achieve or sustain profitability.
We may be required to pay liquidated damages to certain of our investors under certain circumstances.
Pursuant to the registration rights agreements we have entered into with the investors who purchased our securities in a private placement transaction we conducted in January and February 2007, we have agreed to pay to such investors certain liquidated damages in the event we do not meet certain of our obligations under such registration rights agreements, including, among other things, if after the date such registration statement is declared effective by the SEC, such registration statement ceases to remain continuously effective or the investors are not permitted to use the prospectus of which such registration statement is a part as required by the registration rights agreements for more than fifteen (15) consecutive calendar days or more than an aggregate of twenty (20) calendar days during any twelve (12)—month period.

If we do not meet certain of our obligations under such registration rights agreements, then on the date we fail to meet any such obligation and each monthly anniversary of such date until we are able to cure such failure, we will be required to pay to the investors a cash payment equal to 1.5% of the aggregate purchase price paid by such investors for the securities purchased by them in the private placement; however, the maximum aggregate liquidated damages we may be obligated to pay may not exceed $1,200,000. If we are unable to satisfy our obligations under such registration rights agreements and we are obligated to pay liquidated damages, it may have a materially adverse effect on our cash flow and results of operations.
Our growth could be limited if we are unable to attract and retain qualified personnel.
We believe that our success depends largely on our ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for highly skilled engineering, sales, marketing and support personnel is intense because there is a limited number of people available with the necessary technical skills and an understanding of the markets which we serve. Workforce reductions by us during recent years may adversely affect our ability to retain our current employees and recruit new employees. The inability to hire or retain qualified personnel could hinder our ability to implement our business strategy and harm our business.
We are exposed to the general conditions of the telecommunications market.
Our business is subject to global economic conditions, and in particular, market conditions in the telecommunications industry. Our operations could be adversely affected if capital spending from telecommunications service providers does not grow or declines. If global economic conditions worsen or if the prolonged slowdown in the telecommunications industry continues, then we may experience adverse operating results.
Our need to invest in research and development could harm our operating results.
Our industry is characterized by the need for continued investment in research and development. If we fail to invest sufficiently in research and development, then our products could become less attractive to potential customers, which could have a material adverse effect on our results of operations and financial condition. As a result of our need to maintain or increase our spending levels in this area, our operating results could be materially harmed if our net sales fall below expectations. In addition, as a result of the need for research and development and technological innovation, our operating costs may increase in the future.
The market for converged communications solutions is still in its infancy and rapidly evolving. If this market does not develop and grow as expected, then it could have a material adverse effect on our business.
While we believe there is a significant growth opportunity in providing converged communications solutions to our customers, there can be no assurances that this technology will be widely accepted or that a viable market for our products will fully develop or be sustainable. If this market does not develop, or develops more slowly than expected, then we may not be able to sell our products in significant volume, or at all. Due to the intense competition in this market and the recent introduction of this technology, there can be no assurance that we will succeed in this evolving marketplace.
Intellectual property infringement claims against us, even without merit, could require us to enter into costly licenses or deprive us of the technology we need.
Our industry is technology intensive. As the number of competitors in our target markets increases and the functionality of the products produced by such competitors further overlaps, third parties may claim that the technology we develop or license infringes their proprietary rights. Any claims against us or any of our subsidiaries may affect our business, results of operations and financial conditions. Any infringement claims, even those without merit, could require us to pay damages or settlement amounts or could require us to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of our management resources could have a material adverse effect on our results of operations and financial condition. If successful, a claim of product infringement could deprive us of the technology we need altogether.
Failure to protect our intellectual property rights could have a material adverse effect on our business.
Our success depends in part upon the protection of our proprietary application software and hardware products. We have taken steps that we believe are adequate to establish, protect and enforce our intellectual property rights. We cannot assure you that these efforts will be adequate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain rights to use our products or technology.
We have pending several patent applications related to our products. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect our proprietary rights to the intellectual property covered by these patents.
Furthermore, the laws of many foreign countries in which we do business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. In addition, it is necessary to file for patent and trademark protection in foreign countries in order to obtain legal protection in those countries. We have made such filings only on a limited basis. These efforts may not be sufficient and additional filings may be cost prohibitive. Additionally, even if our domestic and international efforts are successful, our competitors may independently develop non-infringing technologies that are substantially similar or superior to our technologies.
If our products contain defects, then our sales are likely to suffer, and we may be exposed to legal claims.
Our business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which our products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of our products. Despite product testing by us, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of our products, delays or cessation of service to our customers or legal claims by customers against us.
To the extent that contractual provisions that limit our exposure to legal claims are unenforceable or are not included in contracts or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations and financial condition.
We may be obligated to indemnify customers who purchase equipment from us against claims of patent infringement.
In the course of our business, we may sell certain equipment and license software to our customers, and in connection with such sale and license, may agree to indemnify these customers from claims made against them by third parties for patent infringement related to such equipment and software. If we are required to make any payments in respect of these indemnification obligations, then it could have a material adverse effect on our business, results of operations and financial condition.
Our focus on emerging markets could make achievement of our sales goals more difficult.
We focus a large part of our sales efforts on emerging markets, including the Middle East, Africa and Latin America. These markets can be more volatile and less predictable than more developed markets. In addition, there is less of a track record for demand for communications products in these markets, and both service providers and end users tend to have less capital to spend on communications products. These elements could impact our ability to meet our sales objectives.

Sales to customers based outside the United States have accounted for a significant portion of our revenues, which exposes us to risks inherent in international operations.
International sales represented 49% of the revenues for the Technologies Group for the year ended December 31, 2006 and 73% of the revenues for such group for the year ended December 31, 2005. International sales are subject to a number of risks, including changes in foreign government regulations, laws, and communications standards; export license requirements; currency fluctuations, tariffs and taxes; other trade barriers; difficulty in collecting accounts receivable; longer accounts receivable collection cycles; difficulty in managing across disparate geographic areas; difficulties in hiring qualified local personnel; difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; expenses associated with localizing products for foreign markets; and political and economic instability, including disruptions of cash flow and normal business operations that may result from terrorist attacks or armed conflict.
If the relative value of the U.S. dollar in comparison to the currency of our foreign customers should increase, then the resulting effective price increase of our products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns in particular countries or regions impact our customers, the ability of these customers to purchase our products could be adversely affected especially for some of the more significant projects. Payment cycles for international customers can be longer than those for customers in the United States. The foreign markets for our products may develop more slowly than currently anticipated. Also, our ability to expand the sale of certain of our products internationally is limited by the necessity of obtaining regulatory approval in new countries. We anticipate that our non-Canadian, foreign sales will generally be invoiced in U.S. dollars, and do not currently plan to engage in foreign currency hedging transactions. As we expand our international operations, however, we may allow payment in foreign currencies, and exposure to losses in foreign currency transactions may increase. We may choose to limit any currency exposure through the purchase of forward foreign exchange contracts or other hedging strategies. Our future currency hedging strategies if employed may not be successful.
Our dependence on contract manufacturers and suppliers could result in product delivery delays.
We currently use contract manufacturers to manufacture a significant portion of our NetPerformer and Verilink products. We also have in the past contracted with a firm in India to perform a significant portion of software development for our softswitch products. Our reliance on contract manufacturers and contract software developers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in, access to necessary manufacturing processes and reduced control over delivery schedules. If our contract manufacturers or software development contractor are unable or unwilling to continue manufacturing our products and components in required volumes or to develop software features on the required time schedule, then we will have to identify one or more acceptable alternatives. The use of new manufacturers may cause significant interruptions in supply if the new manufacturers have difficulty manufacturing products to our specifications. The engagement of new software developers or a new contractor may cause delay in delivery of features while the new developers are being trained to work with the software. Further, the introduction of new manufacturers or developers may increase the variance in the quality of our products. In addition, we rely upon third-party suppliers of specialty components and intellectual property used in our products. It is possible that a component needed to complete the manufacture of our products may not be available at acceptable prices or on a timely basis, if at all. Inadequate supplies of components, or the loss of intellectual property rights, could affect our ability to deliver products to our customers. Any significant interruption in the supply of our products would result in the reduction of product sales to customers, which in turn could permanently harm our reputation in the industry.
We may be subject to litigation.
We may be subject to claims involving how we conduct our business or the market for or issuance of the common stock or other securities. Any such claims against us may affect our business, results of operations and financial condition. Such claims, including those without merit, could require us to pay damages or settlement amounts and would require a substantial amount of time and attention from our senior management as well as considerable legal expenses. Although we do not anticipate that our activities would warrant such claims, there can be no assurances that such claims will not be made.
We derive a substantial amount of our revenues from channel distribution partners, and such revenues may decline significantly if any major partner cancels or delays a purchase of our products.
We use an indirect sales model to derive a substantial portion of our revenue. Failure to generate revenue as expected from this channel could have a material adverse effect on our results of operations and financial condition.
No channel partner or distributor is obligated to purchase additional products or services from us. Accordingly, present and future partners may terminate their purchasing arrangements with us or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could have a material adverse effect on our results of operations and financial condition. In addition, we currently have varying distribution, marketing and development arrangements with our partners. There is no assurance that we will continue to enjoy the support and cooperation that we have historically experienced from these parties or their associated distribution channels. Also, there is no certainty that these parties will continue to offer our products in their sales portfolio. It is possible that these vendors may seek to offer broader product lines and solutions that are competitive with our products. In addition, they may change their distribution models which could negatively impact revenues of ours. Furthermore, we must correctly anticipate the price, performance and functionality requirements of these partners and must successfully develop products that meet end user requirements and make these products available on a timely basis and in sufficient quantities in order to sustain and grow our business.
Our inability to develop and maintain relationships with key technology suppliers could harm our ability to sustain and grow our business.
Our success depends to a significant degree upon our continued relationships with leading technology suppliers. The standards for telephony equipment and data networks are evolving, and our products may not be compatible with new technology standards that may emerge. If we are unable to provide our customers with interoperable solutions, then they may make purchases from vendors who provide the requisite product interoperability. This could have a material adverse effect on our results of operations and financial condition.
Compliance or the failure to comply with current and future environmental regulations could cause us significant expense.
We are subject to a variety of federal, state, local and foreign environmental regulations. If we fail to comply with any present and future regulations, we could be subject to future liabilities, the suspension of production or a prohibition on the sale of our products. In addition, such regulations could require us to incur other significant expenses to comply with environmental regulations, including expenses associated with the redesign of any non-compliant product. From time to time new regulations are enacted, and it is difficult to anticipate how such regulations will be implemented and enforced. For example, in 2003 the European Union enacted the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment Directive and the Waste Electrical and Electronic Equipment Directive for implementation in European Union member states. Similar legislation is currently in force or is being considered in the United States, as well as other countries such as Japan and China. The failure to comply with any of such regulatory requirements or contractual obligations could result in our being liable for costs, fines, penalties and third-party claims and could jeopardize our ability to conduct business in the jurisdictions where these regulations apply.
FORWARD-LOOKING STATEMENTS
     This prospectus, including the sections of this prospectus titled “Prospectus Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,”

“intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:
•	our ability to maintain the listing of the common stock on The Nasdaq Capital Market;

•	the volatility of the price of the common stock;

•	our ability to fund future growth;

•	our ability to attain profitability;

•	our obligation to pay liquidated damages to certain of our investors under certain circumstances;

•	our ability to attract and retain qualified personnel;

•	general economic conditions of the telecommunications market;

•	our research and development expenditures;

•	market demand for, and market acceptance of, our products;

•	legal claims against us, including, but not limited to, claims of patent infringement;

•	our ability to protect our intellectual property;

•	defects in our products;

•	our obligations to indemnify certain customers;

•	our exposure to risks inherent in international operations and emerging markets;

•	our dependence on contract manufacturers and suppliers;

•	general economic and business conditions;

•	other risks and uncertainties included in the section of this prospectus titled “Risk Factors”; and

•	other factors disclosed in our other filings made with the SEC.
THE COMPANY
General
     We are a global technology company providing next-generation communications network solutions to carriers, enterprises, governments and government related entities. We offer a core-to-edge product portfolio enabling our customers to reduce communications costs, generate additional revenue and secure and optimize network bandwidth. We manufacture, deliver and support these hardware, software and service solutions primarily to large wireline, cellular, wireless and satellite carriers. Our product offerings include WiMAX, cellular backhaul, voice over broadband, voice over Internet protocol, integrated access devices and Internet usage solutions which are enabled by our hardware and software. Our solutions are utilized in mission critical satellite and wireless communications of all kinds. Our proprietary and other technologies utilize the latest industry protocols and are open and scalable providing the customer with the flexibility of rapid deployment, faster revenue generation, performance optimization and efficiency. We have installations in more than 38 countries and sell our products primarily through original equipment manufacturers and other distributor and reseller agreements with several parties.
     Our headquarters is located at 400 Galleria Parkway, Suite 200, Atlanta, Georgia 30339, and the telephone number at that location is (678) 589-3500. We maintain a worldwide web address at www.verso.com.
     Our operations include two separate business segments: (a) the Technologies Group, which includes our softswitching, I-Master, and NetPerformer divisions, our Telemate.Net Software, Inc. subsidiary, and our Verso Verilink, LLC subsidiary and (b) the Advanced Applications Services Group, which includes our technical applications support group and customer care center.
Technologies Group
     The Technologies Group develops softswitch, software and hardware-based converged packet solutions that use next generation protocols such as voice over Internet protocol, voice over Internet protocol-based applications and server devices that provide multiplexing and transport of voice and data services, as well as other advanced protocols for specialized applications such as a Global System for Mobile Communication and CDMA backhaul and voice/data over satellite transmissions. Focused on the voice over Internet protocol, GSM, pre-paid, postpaid, and integrated access device sectors of the communications industry, the Technologies Group sells its hardware and software, integration and technical training and support services domestically and internationally. The group’s solutions offer customers seeking to build converged packet-based voice and data networks the ability to rapidly deploy highly efficient converged communication networks which are more cost-effective to operate and which enhance revenues by supporting innovative, higher margin services. In addition, the Technologies Group offers software-based solutions for Internet access and usage management that include call accounting and usage reporting for Internet protocol network devices. The Technologies Group differentiates its solutions portfolio from those of our competitors by providing complete, end-to-end, bundled solutions that range from the central core to the edge of the network, as well as offering applications that generate and enhance revenues. The Advanced Applications Services Group includes outsourced technical application services and application installation and training services to both customers of the Technologies Group and outside customers.
     On April 17, 2007, we acquired sentitO Networks, Inc. (“sentitO”) by means of merger. sentitO produces a carrier-class voice gateway and signaling solutions that enable the migration of circuit to packet networks and the creation of an open secure application layer for the delivery of innovative SIP services. sentitO’s products connect service providers with the power of voice over Internet protocol by providing carrier-class voice gateway and signaling solutions that enable the migration of circuit to packet networks and the creation of an open, secure application layer for the delivery of innovative SIP services. sentitO’s product suite consists of a highly scalable, intelligent voice services gateway designed for the edge of carrier and service provider networks, a signaling gateway, which combines a SIP proxy server with SS7 signaling intelligence to create a cost-effective bridge between emerging voice over Internet protocol networks and the PSTN, and a web-based, real-time network management platform.
     Our primary base of customers of the Technologies Group consists of large, domestic and international Tier I telecommunications carriers, emerging international service providers, domestic rural carriers and Internet service providers.
Advanced Applications Services Group
     Our Advanced Applications Services Group consists of our technical assistance center which provides support for our technical applications and services to outside customers and customers of our Technologies Group.
     Our Advanced Applications Services Group delivers full-service, custom technical support to customers that want to ensure satisfaction with each end-user technology interaction, and supports all of our product lines, allowing us to better leverage resources while ensuring the highest level of customer support. Our Advanced Applications Services Group delivers 24 x 7 help desk support, Tier I, II and III product support, insourcing, on-site deployment services, hardware and software training, and project management resources.
SELLING SHAREHOLDERS
The selling shareholders may use this prospectus for the resale of shares of common stock being registered hereunder for their accounts, although no selling shareholder is obligated to sell any such shares. Of the 8,514,586 shares of common stock registered hereby, 7,631,465 shares are currently outstanding and 883,121 shares are issuable upon exercise of warrants issued by us and held by the selling shareholders.
The following table sets forth certain information regarding the selling shareholders and the shares of common stock beneficially owned by them, which information is available to us as of July 6, 2007. We are not able to estimate the number of shares of common stock that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all, some or none of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of its shares. The following table assumes that all of the shares of common stock being registered hereby will be sold.

					Shares of Common
	Shares of Common				Stock Beneficially
	Stock Beneficially		Number of		Owned Prior to the
	Owned Prior to the		Shares Being		Offering (1)(4)(5)
Selling Shareholder	Offering (1)		Offered(2)(3)		Number	Percent
Bowen Advisors, Inc. (6)	197,981	(7)	197,981	(7)	0	—
Core Capital Partners, L.P. (8)	1,078,453	(9)	1,078,453	(9)	0	—
Crummey, Stephen J.	380,772	(10)	380,772	(10)	0	—
Donnelly, Shaun (11)	73,840	(12)	73,840	(12)	0	—
Dunwoody Asset Management, LLC (13)	18,000	(14)	18,000	(14)	0	—
Galloway, Bruce (15)	229,266	(16)	9,900	(16)	219,366	*
Herman, Gary (15)	33,200	(17)	2,200	(17)	31,000	*
Kikis, Thomas P. (15)	159,900	(18)	9,900	(18)	150,000	*
Kodiak Venture Partners, L.P. (19)	370,434	(20)	370,434	(20)	0	—
Kodiak Venture Partners II-A, L.P. (21)	1,214,955	(22)	1,214,955	(22)	0	—
Kodiak Venture Partners II-B, L.P. (23)	266,792	(24)	266,792	(24)	0	—
Kraemer, Gary J. (25)	87,266	(26)	87,266	(26)	0	—
Lee, Christopher (27)	26,851	(28)	26,851	(28)	0	—
Mercer, Paul A. (29)	40,276	(30)	40,276	(30)	0	—
Minotaur LLC (31)	269,612	(32)	269,612	(32)	0	—
O’Hara, John	73,840	(12)	73,840	(12)	0	—
Resource Horizons Group, LLC (33)	2,000	(34)	2,000	(34)	0	—
sentitO Funding LLC (35)	4,391,514	(36)	4,391,514	(36)	0	—

*	Represents less than 1% of the issued and outstanding shares of common stock as of July 6, 2007.

[1]	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a selling shareholder is deemed to have beneficial ownership of any shares of common stock that such shareholder has the right to acquire within 60 days of July 6, 2007.

[2]	Certain of the shares of common stock registered hereby are issuable upon exercise of warrants to purchase shares of common stock held by the selling shareholders, which warrants (the “Compensation Warrants”) were issued to such selling shareholders as compensation for placement agent services rendered to us by Arcadia Securities LLC (“Arcadia”) and Dunwoody Asset Management, LLC (“Dunwoody”) in connection with a private placement of securities we conducted in January and February of 2007 (the “Private Placement”). The Compensation Warrants were issued on February 5, 2007 and February 6, 2007 (the dates on which we issued securities in the Private Placement), have a 5-year term and an initial exercise price of $1.25 per share. The exercise price of the Compensation Warrants, but not the number of shares of common stock issuable upon exercise thereof, is subject to adjustment in the event of certain dilutive issuances.

[3]	Certain of the shares of common stock registered hereby were issued or are issuable in connection with our acquisition on April 17, 2007 of sentitO by means of merger of SN Acquisition Corporation, our wholly-owned subsidiary, into sentitO (the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of April 4, 2007, among us, sentitO, our subsidiary and Brett Hauser as the Stockholders’ Agent (the “Merger Agreement”). As consideration for the Merger, we issued to the shareholders of sentitO immediately prior to the Merger: (i) an aggregate of 7,631,465 shares of common stock, of which 984,721 shares are being held in escrow to satisfy indemnification claims which we may make pursuant to the Merger Agreement (the “Indemnification Escrow Shares”) and 1,230,902 shares are being held in escrow and will be released upon the completion of certain in-progress sentitO customer activity (the “Business Escrow Shares”); and (ii) five-year warrants to purchase an aggregate of 841,121 shares of common stock with an exercise price of $1.25 per share (the “Merger Warrants”). Furthermore, pursuant to the Merger Agreement, we may become obligated to issue to the former shareholders of sentitO a number of shares of common stock with an aggregate value of $3.0 million, to be valued at the time of such issuance, if we recognize revenue during the twelve-month period following the closing of the Merger attributable to the sentitO business or customers.

The Indemnification Escrow Shares and the Business Escrow Shares are being held by Suntrust Bank as escrow agent pursuant to an Escrow Agreement dated as of April 17, 2007, among us, the Stockholders’ Agent and SunTrust Bank (the “Escrow Agreement”). The selling shareholders do not have the right to sell any Indemnification Escrow Shares or Business Escrow Shares held by them until such shares are released to them pursuant to the terms of the Escrow Agreement.

We have agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock issued in connection with the Merger, including the shares of common stock underlying the Merger Warrants. In addition, we have agreed to use commercially reasonable efforts to seek at our 2007 annual meeting shareholder approval of the issuance in connection with the Merger of a number of shares of common stock in excess of 20% of the number of shares of common stock outstanding prior to the execution of the Merger Agreement for purposes of complying with the Marketplace Rules of The Nasdaq Capital Market.

[4]	Based upon 58,525,647 shares of common stock outstanding as of July 6, 2007. For the purposes of computing the percentage of outstanding shares of common stock held by the selling shareholders named above, any shares which such shareholder has the right to acquire within 60 days of July 6, 2007 are deemed to be outstanding.

[5]	Assumes that all shares of common stock being offered and registered hereunder are sold, although the selling shareholders are not obligated to sell any such shares.

[6]	Paul Bowen exercises on behalf of Bowen Advisors, Inc. (“Bowen”) voting and dispositive power with respect to the securities registered hereby for the account of Bowen. Bowen is a registered broker-dealer and, as a registered broker-dealer, is an “underwriter” within the meaning of the Securities Act.

[7]	The securities registered hereby for the account of Bowen were issued pursuant to the Merger Agreement in partial satisfaction of amounts owed by sentitO to Bowen as a result of the Merger for financial advisory services Bowen rendered to sentitO.

[8]	Mark J. Levine, Managing Director of Core Capital Partners, L.P. (“Core Capital”), exercises on behalf of Core Capital voting and dispositive power with respect to the securities registered hereby for the account of Core Capital.

[9]	Represents shares of common stock issued pursuant to the Merger Agreement and includes (i) 130,780 Indemnification Escrow Shares, (ii) 163,475 Business Escrow Shares and (iii) 119,486 shares of common stock issuable upon exercise of a Merger Warrant.

[10]	Represents shares of common stock issued pursuant to the Merger Agreement and includes (i) 25,119 Indemnification Escrow Shares, (ii) 31,400 Business Escrow Shares and (iii) 186,102 shares of common stock issued in satisfaction of severance and other amounts owed to Mr. Crummey by sentitO as a result of the Merger. Prior to the Merger, Mr. Crummey served as the Chief Executive Officer of sentitO.

[11]	Mr. Donnelly was employed by us from March 16, 2007 through May 18, 2007. Mr. Donnelly is an affiliate of Bowen, a registered broker-dealer. Mr. Donnelly received the securities registered hereby for his account in connection with the Merger and pursuant to the Merger Agreement. Mr. Donnelly has represented to us that he purchased the securities registered hereby for his account in the ordinary course of business, and at the time of such purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

[12]	Represents shares of common stock issued pursuant to the Merger Agreement and includes (i) 9,528 Indemnification Escrow Shares and (ii) 11,910 Business Escrow Shares.

[13]	David Jenkins and Christopher K. Norman exercise on behalf of Dunwoody voting and dispositive power with respect to the securities registered hereby for the account of Dunwoody. Dunwoody is a registered broker-dealer. Dunwoody received the Compensation Warrant which is exercisable for the securities registered hereby for Dunwoody’s account as compensation for placement agent services rendered to us by Dunwoody in connection with the Private Placement.

[14]	Represents shares of common stock issuable upon exercise of a Compensation Warrant.

[15]	The selling shareholder is an affiliate of Arcadia, a registered broker-dealer. The selling shareholder has represented to us that the selling shareholder received the Compensation Warrants which are exercisable for the securities registered hereby for his account in the ordinary course of business, and at the time of such receipt, the selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

[16]	Represents shares of common stock issuable upon exercise of Compensation Warrants.

[17]	Represents shares of common stock issuable upon exercise of Compensation Warrants.

[18]	Represents shares of common stock issuable upon exercise of Compensation Warrants.

[19]	Michael F. Schiavo, the Chief Financial Officer of Kodiak Ventures Management Company, Inc., which is the General Partner of Kodiak Venture partners Management, L.P., which his the General Partner of Kodiak Venture Partners, L.P. (“KVP”), exercises on behalf of KVP voting and dispositive power with respect to the securities registered hereby for the account of KVP.

[20]	Represents shares of common stock issued pursuant to the Merger Agreement and includes (i) 44,921 Indemnification Escrow Shares, (ii) 56,151 Business Escrow Shares and (iii) 41,042 shares of common stock issuable upon exercise of a Merger Warrant.

[21]	Michael F. Schiavo, the Chief Financial Officer of Kodiak Ventures Management Company, Inc., which is the General Partner of Kodiak Ventures Management II, L.P., which is the General Partner of Kodiak Venture Partners II-A, L.P. (“KVP II-A”), exercises on behalf of KVP II-A voting and dispositive power with respect to the securities registered hereby for the account of KVP II-A.

[22]	Represents shares of common stock issued pursuant to the Merger Agreement and includes (i) 147,333 Indemnification Escrow Shares, (ii) 184,166 Business Escrow Shares and (iii) 134,610 shares of common stock issuable upon exercise of a Merger Warrant.

[23]	Michael F. Schiavo, the Chief Financial Officer of Kodiak Ventures Management Company, Inc., which is the General Partner of Kodiak Ventures Management II, L.P., which is the General Partner of Kodiak Venture Partners II-B, L.P. (“KVP II-B”), exercises on behalf of KVP II-B voting and dispositive power with respect to the securities registered hereby for the account of KVP II-B.

[24]	Represents shares of common stock issued pursuant to the Merger Agreement and includes (i) 32,353 Indemnification Escrow Shares, (ii) 40,441 Business Escrow Shares and (iii) 29,559 shares of common stock issuable upon exercise of a Merger Warrant.

[25]	Mr. Kraemer was employed by us from April 17, 2007 through May 31, 2007.

[26]	Represents shares of common stock issued pursuant to the Merger Agreement and includes (i) 11,260 Indemnification Escrow Shares and (ii) 14,075 Business Escrow Shares.

[27]	Mr. Lee provided services to us as an independent contractor from April 17, 2007 through April 19, 2007.

[28]	Represents shares of common stock issued pursuant to the Merger Agreement and includes (i) 3,465 Indemnification Escrow Shares and (ii) 4,331 Business Escrow Shares.

[29]	Mr. Mercer provided services to us as an independent contractor from April 17, 2007 through June 15, 2007.

[30]	Represents shares of common stock issued pursuant to the Merger Agreement and includes (i) 5,197 Indemnification Escrow Shares and (ii) 6,496 Business Escrow Shares.

[31]	Mark Levine, a managing member of Minotaur LLC (“Minotaur”), exercises on behalf of Minotaur voting and dispositive power with respect to the securities registered hereby for the account of Minotaur.

[32]	Represents shares of common stock issued pursuant to the Merger Agreement and includes (i) 32,695 Indemnification Escrow Shares, (ii) 40,869 Business Escrow Shares and (iii) 29,871 shares of common stock issuable upon exercise of a Merger Warrant.

[33]	David K. Miller exercises on behalf of Resource Horizons Group, LLC (“Resource Horizons”) voting and dispositive power with respect to the securities registered hereby for the account of Resource Horizons. Resource Horizons is a registered broker-dealer. Resource Horizons received the Compensation Warrant which is exercisable for the securities registered hereby for Resource Horizon’s account as compensation for placement agent services rendered to us by Dunwoody in connection with the Private Placement.

[34]	Includes 2,000 shares of common stock issuable upon exercise of a Compensation Warrant.

[35]	Andrew Intrater, Chief Executive Officer of sentitO Funding LLC (“sentitO”), exercises on behalf of sentitO voting and dispositive power with respect to the securities registered hereby for the account of sentitO.

[36]	Represents shares of common stock issued pursuant to the Merger Agreement and includes (i) 532,542 Indemnification Escrow Shares, (ii) 665,678 Business Escrow Shares and (iii) 486,553 shares of common stock issuable upon exercise of a Merger Warrant.
USE OF PROCEEDS
     We will not receive any of the proceeds of any sale by the selling shareholders of the common stock registered hereby. We will receive, however, the exercise price of any warrants exercised by the selling shareholders.
PLAN OF DISTRIBUTION
     Each selling shareholder of common stock and any of their, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The selling shareholders may also sell shares under Rule 144, if available, rather than under this prospectus.
     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.
     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that such selling shareholder does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.
     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.
     We have agreed to use commercially reasonable efforts to keep this prospectus effective until the earlier of (i) twelve (12) months after the date on which the registration statement of which this prospectus is a part is declared effective by the SEC; (ii) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) (or similar provision then in effect) or (iii) all of the shares have been sold pursuant to this prospectus or Rule 144. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Securities Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Securities Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room located at 100 F Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov. Our internet address is www.verso.com.
     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate into this prospectus by reference (i) the following documents that we have filed with the SEC (except for such documents or portions thereof that state that they are furnished, but not filed, with the SEC), (ii) all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of this registration statement and (iii) all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until all of the securities offered hereby are sold:

(i)	our Annual Report on Form 10-K for the year ended December 31, 2006 and Amendment No. 1 thereto on Form 10-K/A filed on April 30, 2006;

(ii)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(iii)	our Current Reports on Form 8-K filed with the SEC on January 8, 2007, January 31, 2007, February 1, 2007, February 2, 2007, February 6, 2007, February 12, 2007, March 7, 2007, April 5, 2007, April 18, 2007, April 23, 2007, May 3, 2007, June 1, 2007, July 2, 2007 and July 6, 2007;

(iv)	our Amendment No. 1 to Current Report on Form 8-K/A dated August 31, 2006, which sets forth the audited consolidated financial statements of Verilink Corporation and the proforma financial information relating thereto as required by Rule 3-05 and Article 11 of Regulation S-X;

(v)	our Amendment No. 1 to Current Report on Form 8-K/A filed June 14, 2007, which sets forth the audited consolidated financial statements of sentitO and the proforma financial information relating thereto as required by Rule 3-05 and Article 11 of Regulation S-X; and

(vi)	the description of the common stock contained in our Registration Statement on Form 8-A (file no. 0-22190), filed with the SEC on August 24, 1993.
     You may request a copy of these filings at no cost, by writing us at the following address or calling us at the following telephone number:
Verso Technologies, Inc.
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
Attn: Corporate Secretary
(678) 589-3500
     Except for those instances in which a specific date is referenced, the information in this prospectus is accurate as of August 6, 2007. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, then you should not rely on it.
EXPERTS
     The consolidated financial statements and schedule of Verso Technologies, Inc. and our subsidiaries as of December 31, 2006 and for the year then ended, has been incorporated by reference into this prospectus and registration statement in reliance upon the report of Tauber & Balser P.C., an independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements and schedule of Verso Technologies, Inc. and its subsidiaries as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, have been incorporated by reference into this prospectus and registration statement in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated balance sheet of Verilink Corporation and subsidiaries as of July 1, 2005 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the year then ended have been incorporated by reference into this prospectus and registration statement in reliance upon the report of Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audited historical financial statements as of July 2, 2004 and for each of the two years in the period ended July 2, 2004 (which contains an explanatory paragraph relating to Verilink Corporation’s ability to continue as a going concern as described in Note 1 to the financial statements) beginning on page F-18 of Exhibit 99.1 to Verso Technologies, Inc.’s Amendment No. 1 to Current Report on Form 8-K/A dated August 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated balance sheet of sentitO Networks, Inc. as of December 31, 2006 and the related statement of operations, stockholders’ equity (deficit) and cash flows for the year then ended have been incorporated by reference into this prospectus and registration statement upon reliance on the report of Tauber & Balser, P.C., an independent registered public accounting firm, which report is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.
     The financial statements of sentitO Networks, Inc. as of December 31, 2005, that have been incorporated by reference into this prospectus and registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon (which contained an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) which report is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
     Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota, has passed upon the validity of the shares of the common stock offered by this prospectus.

8,514,586 SHARES
VERSO TECHNOLOGIES, INC.
COMMON STOCK
PROSPECTUS
August 6, 2007
No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

PROSPECTUS